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                                                                     EXHIBIT 4.2

THIS NOTE AND THE SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE CLASS A COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NUMEREX CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

                              CONVERTIBLE TERM NOTE

         FOR VALUE RECEIVED, NUMEREX CORP., a Pennsylvania corporation (the "BORROWER"), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the "HOLDER") or its registered assigns or successors in interest, on order, the sum of FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000), or such lesser principal amount as may be from time to time owing to the Holder hereunder, together with any accrued and unpaid interest hereon, on January 13, 2007 (the "MATURITY DATE") if not sooner paid.

         Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the "PURCHASE AGREEMENT").

         The following terms shall apply to this Note:

                                   ARTICLE I
                             INTEREST & AMORTIZATION

         1.1.     Interest Rate and Payment. Subject to Article IV and Section
5.1 hereof, interest payable on this Note shall accrue at a rate per annum equal to eight percent (8%) (the "CONTRACT RATE"). Interest shall be payable monthly in arrears commencing on February 1, 2004, on the first day of each consecutive calendar month thereafter (each, a "REPAYMENT DATE"), and on the Maturity Date, whether by acceleration or otherwise.

         1.2. Monthly Principal Payments. Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the "PRINCIPAL AMOUNT") shall begin on July 1, 2004 and shall recur on the first calendar day of each succeeding month thereafter (each, an "AMORTIZATION DATE") until the Maturity Date. The Borrower shall make monthly payments to the Holder as follows: beginning on the first Amortization Date and ending on the Amortization Date of January 1, 2005, the Borrower shall pay to the Holder $78,000 per month on each Repayment Date; beginning on the Amortization Date of February 1, 2005 and ending on the Amortization Date of July 1, 2005, the Borrower shall pay to the Holder $120,000 per month on each Repayment Date; and beginning on the Amortization Date of August 1, 2005 and ending on the Maturity Date, the Borrower shall pay to the Holder one eighteenth (1/18th) of the remaining principal balance due under this Note in equal monthly installments on each Repayment Date;

each of the aforementioned monthly payments shall be made together with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then owing under this Note but have not been paid (collectively, the "MONTHLY AMOUNT").

                                   ARTICLE II
                            BORROWER PAYMENT OPTIONS

         2.1. (a) Payment of Monthly Amount in Cash or Common Stock. Subject to the terms hereof, the Borrower shall have the sole option to determine whether to satisfy payment of the Monthly Amount on each Repayment Date either in cash or in shares of its Class A common stock, no par value per share (the "COMMON STOCK"), or a combination of both. Each month, ten (10) days prior to a Repayment Date, the Borrower shall deliver to the Holder a written irrevocable notice in the form of Exhibit B attached hereto electing to pay the Monthly Amount payable on the next Repayment Date in either cash or Common Stock, or a combination of both (each, a "REPAYMENT ELECTION NOTICE") (the date by which such notice is required to be given being hereinafter referred to as the "NOTICE DATE"). If a Repayment Election Notice is not delivered to the Holder by the applicable Notice Date for such Repayment Date, then the Monthly Amount due on such Repayment Date shall be paid in cash. Any portion of the Monthly Amount paid in cash on a Repayment Date, shall be paid to the Holder an amount equal to 102% of the cash portion of the Monthly Amount then payable in satisfaction of such obligation. If the Borrower repays all or a portion of the Monthly Amount in shares of Common Stock, the number of such shares to be issued for such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the Fixed Conversion Price. For purposes hereof, the "FIXED CONVERSION PRICE" means $4.56; provided, however, that upon the occurrence of any stock split, stock dividend, combination of shares or reverse stock split pertaining to the Common Stock, the Fixed Conversion Price shall be proportionately increased or decreased as necessary to reflect the proportionate change in the shares of Common Stock issued and outstanding as a result of such stock split, stock dividend, combination of shares or reverse stock split.

         (b) Monthly Amount Common Stock Payment Guidelines. Subject to Sections
2.1 and 2.2 hereof, if the Borrower has elected to pay all or a portion of the Monthly Amount due on such Repayment Date in shares of Common Stock and the closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market (as defined in Section 4.7 hereof) for the seven (7) trading days preceding a Repayment Date was less than 110% of the Fixed Conversion Price, then the Borrower shall pay the Monthly Amount in cash instead. Any part of the Monthly Amount due on such Repayment Date that the Borrower did not elect to pay in shares of Common Stock shall be paid by the Borrower in cash on such Repayment Date. Any part of the Monthly Amount due on such Repayment Date which the Borrower elected to pay in shares of Common Stock but which must be paid in cash (because the closing price of the Common Stock for the seven (7) trading days preceding the applicable Repayment Date was less than 110% of the Fixed Conversion Price) shall be paid within three (3) business days of the applicable Repayment Date.

         2.2. No Effective Registration. Notwithstanding anything to the contrary herein, the Borrower shall not repay any part of its obligations to the Holder hereunder in shares of

Common Stock if (i) there fails to exist an effective current Registration Statement (as defined in the Registration Rights Agreement) covering resale of the shares of Common Stock to be issued in connection with such payment, or (ii) an Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option.

         2.3. Optional Prepayments in Common Stock. Subject to Section 2.2 hereof, if the average closing price of the Common Stock on the Principal Market is greater than 110% of the Fixed Conversion Price for a period of at least five
(5) consecutive trading days, then the Borrower may, at its sole option, provide the Holder written notice (a "PREPAYMENT CALL NOTICE") requiring the conversion at the then applicable Fixed Conversion Price of all or a portion of the outstanding principal, interest and fees outstanding under this Note (subject to compliance with this Section 2.3 and Section 3.2, together with accrued interest on the amount being prepaid, as of the date set forth in such Prepayment Call Notice (the "PREPAYMENT CALL DATE"). The Prepayment Call Date shall be at least ten (10) trading days following the date of the Prepayment Call Notice. On the Prepayment Call Date, the Borrower shall deliver to the Holder certificates evidencing the shares of Common Stock issued in satisfaction of the principal and interest being prepaid. Notwithstanding the foregoing, the Borrower's right to issue shares of Common Stock in satisfaction of its obligations under this Note shall be subject to the limitation that the market price of the Common Stock issued in connection with any Prepayment Call Notice shall exceed the Fixed Conversion Price as of the Prepayment Call Date and for the seven (7) trading days immediately preceding the Prepayment Call Date. If the price of the Common Stock falls below 110% of the Fixed Conversion Price as of, or during the seven (7) trading day period immediately preceding, the Prepayment Call Date, then the Prepayment Call Notice shall be null and void and no conversion shall be required hereunder.

         The Borrower shall not be permitted to give the Holder more than one Prepayment Call Notice under this Note during any 22-day period.

         Any principal amount of this Note which is prepaid pursuant to this
Section 2.3 shall be deemed to constitute payments of outstanding principal applying to Monthly Amounts for the remaining Repayment Dates in chronological order.

         2.4. Optional Redemption in Cash. (a) Subject to Section 2.4(b), the Borrower will not have the option of redeeming or prepaying in cash any Principal Amount during the twelve (12) months immediately following the date hereof. Thereafter, the Borrower will have the option of redeeming or prepaying any Principal Amount ("OPTIONAL REDEMPTION") by paying to the Holder a sum of money equal to: (i) 110% of the Principal Amount if such redemption or prepayment occurs after twelve (12) months from the date hereof and prior to the end of the eighteenth (18th) month from the date hereof; (ii) 105% of the Principal Amount if such redemption or prepayment occurs during the period commencing on the first day following the eighteenth (18th) month anniversary of the date hereof and prior to the end of the twenty-fourth (24th) month from the date hereof; and (iii) 103% of the Principal Amount if such redemption or prepayment occurs at any time thereafter but before the Maturity Date. Each such redemption or prepayment made pursuant to this Section 2.4 shall include all accrued but unpaid interest on that portion of the Principal Amount so prepaid or redeemed and any and all other sums due, accrued or payable to the Holder arising under this Note or the Purchase Agreement or any Related

Document (as defined in the Purchase Agreement) (the "REDEMPTION AMOUNT") outstanding on the day written notice of redemption (the "NOTICE OF REDEMPTION") is given to the Holder, which Notice of Redemption shall specify the date for such Optional Redemption (the "REDEMPTION PAYMENT DATE"). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1 and the Redemption Amount shall be determined as if such election to convert had been completed immediately prior to the date of the Notice of Redemption. The Redemption Payment Date shall be not earlier than the day after the date of the Notice of Redemption and not later than seven (7) days after the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount by the Redemption Payment Date, then such Redemption Notice will be null and void.

         (b) Notwithstanding anything contained herein to the contrary, if during the period commencing on the date hereof and ending on January 13, 2005 the Borrower consummates any Permitted Non-Core Asset Sale (as hereinafter defined), then the Borrower shall prepay the Principal Amount then due under this Note in an amount equal to (i) fifty percent (50%) of the net proceeds of each such Non-Core Asset Sale (i.e., gross proceeds less the reasonable costs of such sales, which shall include, without limitation, reasonable fees, costs and expenses of legal, financial, investment banking, accounting or other professional advisors, broker commissions, closing costs, taxes, diligence fees and other costs of readying the Permitted Non-Core Assets for sale) plus (ii) the Premium, if any, with such prepayments to be made concurrently with the consummation of each Permitted Non-Core Asset Sale. For purposes hereof, (1) the term "PERMITTED NON-CORE ASSET SALE" shall mean a sale of any of the assets set forth on Annex A hereto so long as (a) the Holder shall have been provided not less than ten (10) business days prior written notice of each such sale, and (b) no Event of Default shall have occurred and be continuing at the time of each such sale; and (2) the term "PREMIUM" shall mean (a) zero percent (0%) in the event the aggregate net cash proceeds arising from all Permitted Non-Core Asset Sales equals an amount less than $1,500,000 and (b) ten percent (10%) of the Principal Amount in excess of $1,500,000 required to be paid by the terms of this Section 2.4(b) in the event the aggregate net cash proceeds arising from all Permitted Non-Core Asset Sales equals or exceeds $1,500,000.

         (c) If the Borrower consummates any Permitted Non-Core Asset Sale after January 13, 2005, then the Borrower shall prepay an amount equal to (i) fifty percent (50%) of the net proceeds of each such Non-Core Asset Sale (i.e., gross proceeds less the reasonable costs of such sales, which shall include, without limitation, reasonable fees, costs and expenses of legal, financial, investment banking, accounting or other professional advisors, broker commissions, closing costs, taxes, diligence fees and other costs of readying the Permitted Non-Core Assets for sale) plus (ii) the Adjusted Premium, with such prepayments to be made concurrently with the consummation of each Permitted Non-Core Asset Sale. For purposes hereof, the term "ADJUSTED PREMIUM" shall mean: (a) 110% of the Principal Amount if such prepayment occurs after twelve
(12) months from the date hereof and prior to the end of the eighteenth (18th) month from the date hereof; (b) 105% of the Principal Amount if such prepayment occurs during the period commencing on the first day following the eighteenth
(18th) month anniversary of the date hereof and prior to the end of the twenty-fourth (24th) month from the date hereof; and (c) 103% of the Principal Amount if such prepayment occurs at any time thereafter but before the Maturity Date.

         2.5. Mandatory Redemption Upon Failure to Cause an Effective Registration Statement to be Filed. If on or prior to January 13, 2005, the Borrower shall fail to file and cause to exist a current effective Registration Statement (as defined in the Registration Rights Agreement) covering resale of the shares of Common Stock underlying this Note and the Common Stock Purchase Warrant, dated as of the date hereof, granted by the Borrower to the Holder, then Holder shall have the right, upon six (6) month's prior written notice to the Borrower, to demand repayment in full of all amounts outstanding under this Note, including, but not limited to, any penalties set forth in this Article IV and all accrued and unpaid interest and fees thereon.

                                  ARTICLE III
                                CONVERSION RIGHTS

         3.1. Holder's Conversion Rights. (a) The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, into shares of Common Stock subject to the terms and conditions set forth in this Article III.

         (b) Notwithstanding anything contained herein to the contrary, during the six (6) month period following an effective current Registration Statement (as defined in the Registration Rights Agreement), so long as no Event of Default shall have occurred and be continuing, the Holder shall limit the number of shares of Common Stock to which it voluntarily converts a portion of this Note, on a monthly basis, to not greater than ten percent (10%) of the total number of shares of the Borrower's Common Stock that traded during the month immediately preceding such voluntary conversion by the Holder. In addition, so long as no Event of Default shall have occurred and be continuing, during the period commencing on the date hereof and ending on January 13, 2006, the Holder shall not sell the Borrower's Common Stock at a price per share less than the lower of (a) $3.80 per share or (b) the volume weighted average closing price (the "VWAP") of the Borrower's Common Stock for the three (3) trading days immediately preceding the date hereof (the "FLOOR PRICE"), unless, in each case, the VWAP of the Borrower's Common Stock remains below the Floor Price for any ninety (90) day period.

         3.2. Conversion Limitation. Notwithstanding anything contained herein to the contrary, pursuant to the terms of this Note, the Holder shall not be entitled to convert on a Conversion Date (as defined in Section 3.3(b)) that number of shares of Common Stock which would be in excess of the sum (i) the number of shares of Common Stock actually owned by the Holder and its affiliates on a Conversion Date and (ii) the number of shares of Common Stock issuable upon the conversion of this Note and exercise of the warrants held by such Holder and its affiliates with respect to which the determination of this proviso is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The

Holder may void the limitation described in this Section 3.2 upon 75 days prior notice to the Borrower or without any notice requirement upon an Event of Default.

         3.3. Procedures for Conversion. (a) In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give written notice of such election by delivering to the Borrower an executed and completed notice of conversion (the "NOTICE OF CONVERSION"), such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as hereinafter defined) and in accordance with the Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "CONVERSION DATE"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

         (b) Pursuant to the terms of the Notice of Conversion the Borrower will issue instructions to the transfer agent (together with such other documents as the transfer agent may request), within one (1) business day of the date of the delivery to Borrower of the Notice of Conversion. If the Registration Statement (as defined in the Registration Rights Agreement) is effective or the Conversion Shares are eligible for sale pursuant to Rule 144, Borrower shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the "DELIVERY DATE"). Upon delivery to Holder of such certificates through DWAC in accordance with this Section 3.3(b), Holder covenants to Borrower to (i) sell, transfer or dispose of all Conversion Shares pursuant to the Registration Statement in accordance with the plan of distribution described therein or the provisions of Rule 144, as applicable, and (ii) fulfill applicable prospectus delivery requirements imposed by applicable federal securities laws. In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

         3.4. Conversion Mechanics. (a) The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the Fixed Conversion Price. In the event of any conversions of outstanding principal amount under this Note in part pursuant to this Article III, such conversions shall be deemed to constitute conversions of outstanding principal amount applying to Monthly Amounts for the remaining Repayment Dates in chronological order.

         (b) No fractional shares of Common Stock shall be issued upon any conversion of this Note. In lieu of any fractional share to which Holder would otherwise be entitled, the Borrower shall pay Holder cash equal to the product of such fraction multiplied by the fair market value as of the date of Conversion of a share of Common Stock, as determined in good faith by the Borrower's Board of Directors (or an authorized subcommittee thereof).

                                   ARTICLE IV
                                EVENTS OF DEFAULT

         If an Event of Default (as defined below) occurs and is continuing, the Borrower's rights under Sections 2.1, 2.3 and 2.4 shall immediately cease and be of no further effect until such time as the Event of Default has been cured, or has been waived by the Holder. Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder, at its sole and absolute discretion, may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder due and payable within five (5) days after written notice from Holder to Borrower (each occurrence being a "DEFAULT NOTICE PERIOD"), provided, however, that such Default Notice Period shall not apply to Sections 4.3, 4.6 and 4.9 below. In the event of such an acceleration, the amount due and owing to the Holder shall be 115% of the Principal Amount (plus accrued and unpaid interest and fees, if any). If, with respect to any Event of Default other than a payment default described in Section 4.1 below, within the Default Notice Period the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect.

         The occurrence of any of the following events is an "EVENT OF DEFAULT":

         4.1. Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower.

         4.2. Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note or the Purchase Agreement in any material respect and such breach, if subject to cure, continues for a period of thirty (30) days after the occurrence thereof.

         4.3. Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any Related Document shall have been materially false or misleading when made and shall not be cured for a period of ten (10) days after written notice thereof is received by the Borrower from the Holder.

         4.4. Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

         4.5. Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $300,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

         4.6. Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within sixty (60) days following the commencement thereof.

         4.7. Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Principal Market within 60 days of such notice. The "PRINCIPAL MARKET" for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange, whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

         4.8. Default Under Security Agreement. An Event of Default shall have occurred under and as defined in the Security Agreement, which shall not have been cured during any applicable cure or grace period.

                                   ARTICLE V
                           DEFAULT RELATED PROVISIONS

         5.1. Payment Grace Period. The Borrower shall have a three (3) business day grace period to pay any monetary amounts due under this Note or the Purchase Agreement or any Related Document, after which grace period a default interest rate of five percent (5%) per annum above the then applicable interest rate hereunder shall apply to the monetary amounts due.

         5.2.     Conversion Privileges. The conversion privileges set forth in
Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full or until all of the then outstanding Principal Amount and interest and other fees payable hereunder shall have been converted into shares of Common Stock.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         6.2. Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue , 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

         6.3. Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

         6.4. Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder only pursuant to the requirements of the Purchase Agreement and applicable federal and state securities laws.

         6.5. Governing Law. (a) This Note cannot be changed or terminated orally, and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in any state or federal court sitting in the Borough of Manhattan, City of New York; provided that nothing contained in this Note shall be deemed to preclude Holder from bringing suit or taking other legal action in any other court of competent jurisdiction and nothing shall be deemed to preclude the Borrower from asserting any defenses or counterclaims in any such actions. Both the Borrower and the individual executing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts and waive trial by jury. The Borrower and the individual executing this Note further consent that any summons, subpoena or other process or papers (including, without limitation, any notice or motion or other application to either of the aforementioned courts or a judge thereof) or any notice in connection with any proceedings hereunder, may be served by registered or certified mail, return receipt requested, or by personal service provided a reasonable time for appearance is permitted, or in such other manner as may be permissible under the rules of said courts. The Borrower and the individual executing this Note waive any objection to jurisdiction and venue of any action instituted hereon in the Supreme Court for the State of New York, County of New York or the United States District Court for the Southern District of New York and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens in any action brought in either such court.

         (b) The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs; provided, however, that if the parties hereto agree to settle any claim, action, proceeding or lawsuit brought by one party hereto against the other party hereto, then each of the parties shall bear its own costs in connection with such claim, action, proceeding or lawsuit, unless otherwise directed by a court of competent jurisdiction.

         (c) In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

         6.6. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

         6.7. Security Interest. The holder of this Note has been granted a security interest in certain assets of the Borrower and of the guarantors of the Note, as more fully described in the Security Agreement.

         6.8. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

       [Balance of page intentionally left blank; signature page follows.]

         IN WITNESS WHEREOF, the Borrower has caused this Convertible Term Note to be signed in its name effective as of this 13th day of January, 2004.

                                             NUMEREX CORP.

                                             By: /s/ STRATTON J. NICOLAIDES
                                                --------------------------------
                                             Name: STRATTON J. NICOLAIDES
                                                  ------------------------------
                                             Title:         CEO
                                                   -----------------------------
WITNESS:

   PAMELA S. LESTER
--------------------------

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]

The Undersigned hereby elects to convert $_________ of the principal due on [specify applicable Repayment Date] under the Convertible Term Note issued by NUMEREX CORP. dated January __, 2004 by delivery of Shares of Common Stock of NUMEREX CORP. on and subject to the conditions set forth in Article III of such Note.

1.       Date of Conversion      _______________________

2.       Shares To Be Delivered: _______________________

         The Undersigned represents and warrants that all offers and sales by the Undersigned of the securities issuable upon conversion of the within Note shall be made pursuant to registration of the Common Stock and prospectus delivery requirements under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an exemption from registration under the Securities Act.

Date: ____________

                                          By:_______________________________
                                          Name:_____________________________
                                          Title:____________________________

                                    EXHIBIT B

                            REPAYMENT ELECTION NOTICE

(To be executed by the Borrower in order to pay all or part of a Monthly Amount with Common Stock)

[Name and Address of Holder]

NUMEREX CORP. hereby elects to pay $_________ of the Monthly Amount due on [specify applicable Repayment Date] under the Convertible Term Note issued by it dated January __, 2004 by delivery of Shares of its Common Stock of on and subject to the conditions set forth in Article II of such Note.

1. Fixed Conversion Price: $_______________________

2. Amount to be paid:      $_______________________

3. Shares To Be Delivered (2 divided by 1): __________________

Date: ____________                           NUMEREX CORP.

                                             By:_______________________________
                                             Name:_____________________________
                                             Title:____________________________

                                     ANNEX A

                                 NON-CORE ASSETS

Any assets owned by any one or more of the following entities as of the effective date of the Convertible Term Note to which this Annex A has been attached:

1. Digilog Inc. (a Pennsylvania corporation);

2. DCX Systems Inc. (a Pennsylvania corporation);

3. BNI Solutions LLC (a Delaware limited liability company);

4. DCX Systems Australia PTY Limited (an Australian company); and

5. Broadband Networks, Inc. (a Delaware corporation).